EXHIBIT 99.1

Press Release	Source: Limelight Media Group

Limelight Media Group Enters Agreement to Acquire Assets of InTransit Media

Acquisition Expands Digital Signage Services to PATHVision

MEMPHIS, Tenn., June 9, 2005 PrimeZone/ -- Limelight Media Group, Inc. (OTC Bulletin Board: LMMG - News) of Memphis, TN has executed an agreement to purchase all the assets of InTransit Media. Included in the asset purchase is the exclusive right for InTransit to provide digital signage management and marketing services for PATHVision. Limelight, upon closing, will continue to operate and market the PATHVision system under the InTransit name.

PATHVision is a digital signage system that provides information to over 6 million commuters annually traveling between New York City and New Jersey via the PATH subway. Over 70% of the employees in the financial district of New York travel via the PATH daily. The system encompasses 277 digital displays on platforms in 13 rail stations. In fall of 2003, PATH reopened its World Trade Center station and is currently building a new state-of-the-art facility at the WTC site.  The PATHVision provides up to date news, rail schedules, weather and related marketing messages. More information regarding PATHVision and InTransit may be found at www.intransitmedia.com.

“As Limelight continues to grow its digital network presence, we are continually looking for strategic and viable opportunities. We believe InTransit provides the company a viable digital network presence in a high profile location that is well received by the public and our clients. While the system currently has paying advertisers and sponsors, we believe our marketing resources will greatly increase the revenue potential for PATHVision as well as Limelight,” stated David V. Lott, President, Limelight Media Group, Inc.

Limelight Media Group, Inc., headquartered in Memphis, TN, creates, manages, and supports out-of-home digital advertising and promotional networks. The company’s digital media management system enables simultaneous delivery of video content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center. The company recently began expanding its efforts to include grocery, retail, restaurant, and the hospitality industry. More information can be found at http://www.limelightmedia.com.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

Contact:
David V. Lott, President, Limelight Media Group, Inc.,
866-887-LIME (5463)